Emmis Communications Annual Meeting of Shareholders July 11, 2019 10:00 a.m.

Note: Certain statements in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the company’s Annual Report on Form 10-K and other public documents filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties. Additional disclosure related to non-GAAP financial measures can be found under the Investors tab on our website, www.emmis.com.

Year of Transition “We really are now in the end stages of restructuring this company. We've noted that in the past 12 years, we’ve paid off over $1.3 billion of debt. We think that's a remarkable achievement. We made a conscious decision a while ago that we would move into new areas. And we think that this fiscal year 2020 will reveal a new Emmis, and I couldn't be more excited. To all of our people who have gone through these times, we really made it through with a balance sheet which allows us to go forward, and I'm very proud of that.” Jeff Smulyan, CEO Emmis Earnings Call – May 9, 2019

Why Transition from Radio? We believe radio has a long tail, but growth has stagnated. Increasingly difficult to compete for spot (national, local and network) and digital dollars without significant scale. We believed NextRadio could have reinvigorated radio listening in a way that sustained the economics of our industry. We invested significant time and resources developing the technology and trying to build consensus within our industry. Our peers didn’t embrace our vision, so we moved on. Entrepreneurial culture difficult to maintain in slow growth business. We simply believe our talents are transferrable and we want to be in businesses that are growing.

Los Angeles Radio Station Values

Recent Steps Taken Sold St. Louis radio stations in April 2018. $60 million of gross proceeds. 12x multiple of trailing twelve month station operating income Ceased investments in NextRadio and TagStation in fall of 2018 Increases annual operating income by approximately $8 million Signed agreement to sell our Austin partnership interest in June 2019. $39.3 million of gross proceeds. 7.5x multiple of trailing twelve month station operating income Signed agreement to sell WQHT and WBLS in New York in June 2019. $91.5 million of cash at closing, $5 million note receivable, retain ~$9 million of working capital and a 23.7% ownership interest. 10x multiple of trailing twelve month station operating income

What is Mediaco? In connection with the sale of WQHT and WBLS in New York, Emmis will be creating Mediaco, a new publicly-traded company for the benefit of Standard General and our shareholders. Mediaco is expected to be listed on NASDAQ. Standard General will own approximately 76.3% of Mediaco through Class B shares (entitled to 10 votes per share) Emmis’ shareholders will own approximately 23.7% of Mediaco through Class A shares (entitled to 1 vote per share) Emmis will manage WQHT and WBLS and perform corporate services for Mediaco pursuant to a management agreement. Mediaco will pay Emmis $1.25 million annually for these services plus reimbursement of certain third-party fees. The business strategy of Mediaco will be directed by Standard General

Pro Forma Emmis Upon closing the Austin and New York transactions, Emmis expects to have approximately $88 million of cash on its balance sheet after settling all tax obligations and repaying all secured debt other than $13 million of mortgage debt In addition, Emmis will collect the working capital from the New York stations (estimated to be $9 million) and have a $5 million note receivable related to the New York stations with a 5-year maturity Emmis will also own the following assets: WEPN-FM (98.7FM in New York), subject to $45 million of nonrecourse debt, which will be retired by ESPN LMA payments through August 2024 WLIB-AM in New York Four radio stations in Indianapolis Indianapolis Monthly magazine 84% ownership of Digonex; we consolidate results, along with $6 million of Digonex debt that is nonrecourse to Emmis Corporate headquarters building (40 Monument Circle) 70 acres of land in Whitestown, Indiana

Future Emmis Immediately following the closing of the Austin and New York sales, Emmis will be operating at a net loss due to corporate overhead expenses Emmis intends to aggressively identify, pursue, and purchase new businesses with better growth prospects These businesses will become the new operating platforms for Emmis

Emmis Communications Annual Meeting of Shareholders July 11, 2019 10:00 a.m.